COMPANY CONTACT: Paul Vincent Director – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY COMPANY CONTRACTS FOR ADDITIONAL FIRM TRANSPORTATION, MORE THAN DOUBLING CURRENT CAPACITY FOR ITS FASKEN AREA PRODUCTION

HOUSTON, May 6, 2014 – Swift Energy Company (NYSE: SFY) announced today that it has expanded a long term agreement for natural gas gathering services in Webb County, TX with Howard Energy Partners and its affiliates. Under the terms of this expanded agreement, Swift Energy will have up to 160 million cubic feet of gas per day of firm capacity for its Fasken area natural gas production. The Company currently expects this capacity to be available early in 2015.
Terry Swift, CEO of Swift Energy, commented, “With this essential milestone behind us, we can continue to develop our Fasken area in Webb County in a fashion that will deliver meaningful growth in 2015. As the productivity of our asset base improves in conjunction with a strengthening natural gas pricing environment, it is critical to our plans to expand transportation for increased production resulting from our development program. We will continue to work with our midstream partners to ensure that adequate capacity is available to meet our needs in the future as we grow.”
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and in the inland waters of Louisiana.

About Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements contained herein, other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty and costs of finding, replacing, developing and acquiring reserves, availability and cost of capital, labor, services, supplies and facility capacity, hurricanes or tropical storms disrupting operations, and, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.